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United Technologies Corporation

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United Technologies Corporation One Financial Plaza Hartford, CT 06103

February 21, 2003

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

You are cordially invited to attend the 2003 Annual Meeting of Shareowners of United Technologies Corporation to be held on April 9, 2003 in the Lefrak Theater on the first floor of the American Museum of Natural History, Central Park West at 79th Street, New York, New York. Shareowners may use the entrance on West 77th Street between Central Park West and Columbus Avenue. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m. The meeting will address the following matters:

1.	Election of ten directors.

2.	Appointment of independent auditors.

3.	Shareowner proposals described in the accompanying Proxy Statement.

4.	Other business if properly raised.

You may attend and vote at the meeting if you were an owner of record of the Corporation’s Common Stock or Series A ESOP Convertible Preferred Stock at the close of business on February 11, 2003, the record date for the meeting. You may also attend and vote at the meeting if you are the authorized representative by proxy of a shareowner of record on that date.

Since seating is limited, we ask that you request a ticket in advance to attend. Please refer to page 2 of the attached Proxy Statement for further information concerning tickets.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

George David

Chairman and Chief Executive Officer

PROXY STATEMENT

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please submit a proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. The Board of Directors is soliciting proxies for the 2003 Annual Meeting of Shareowners of United Technologies Corporation to be held on April 9, 2003. This Proxy Statement is first being made available to shareowners on or about February 21, 2003.

QUESTIONS AND ANSWERS

How does the Board of Directors recommend I vote on the matters to be addressed? The Board recommends a vote FOR each of its nominees for election as directors, FOR the appointment of PricewaterhouseCoopers LLP as Independent Auditors, and AGAINST each of the shareowner proposals described on pages 16 through 19.

Who is entitled to vote? Shareowners of record of Common Stock or Series A ESOP Convertible Preferred Stock of the Corporation at the close of business on February 11, 2003 and their authorized proxies are entitled to vote. You are a shareowner of record if you held shares on that date registered in your name on the records of EquiServe Trust Company, N.A. (“EquiServe”), the Corporation’s stock transfer agent. If you held shares on the record date through a broker, bank or other nominee (including any shares held through a UTC employee savings plan), you are considered a beneficial owner and generally are entitled to provide voting instructions to the registered holder. A list of registered shareowners entitled to vote will be available at the offices of the Corporation at One Financial Plaza, Hartford, CT for ten days prior to the meeting and at the meeting location during the meeting.

How do I vote? We send proxy cards and offer electronic voting to all registered shareowners to enable them to direct the voting of their shares. Those registered shareowners who previously have elected to receive electronic access to their proxy materials (rather than receiving mailed copies) and many active employees who participate in UTC employee savings plans will receive e-mail notification as to how to submit their proxy or voting instructions. Brokers, banks and nominees typically offer telephonic or electronic means by which beneficial owners can submit their voting instructions, in addition to the traditional mailed voting instruction cards. Persons who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any shareowner of record or holder of a legal proxy who wishes to vote in person at the Annual Meeting.

How do I vote by telephone or via the Internet? Registered shareowners and participants in a UTC employee savings plan in the United States or Canada may submit their proxy or voting instructions by telephone by dialing 1-877-PRX-VOTE or 1-877-779-8683, entering the voter control number found on their proxy card (or in the e-mail message they receive with instructions on how to vote), a U.S. taxpayer identification number and following the voice prompts. Registered shareowners and UTC savings plan participants may also submit their proxy or voting instructions via the Internet by accessing the following website: www.eproxyvote.com/utx, entering the voter control number on their proxy card (or in the e-mail message they receive with instructions on how to vote) and marking the appropriate boxes. Beneficial owners of shares held through a broker, bank or nominee may submit voting instructions by telephone or via the Internet if the firm holding your shares offers these voting methods. Please refer to the instructions on how to vote provided by that firm for information. Shareowners who wish to exercise cumulative voting rights must do so by submitting a written proxy or voting instructions.

How will my proxy vote my shares? The proxy holders designated on the proxy card will vote according to the instructions you submit on your proxy card, by telephone or via the Internet. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote the uninstructed shares for each of the Corporation’s nominees for election as a director, for the appointment of PricewaterhouseCoopers LLP as Independent Auditors, and against each of the shareowner proposals.

How many shares can vote? As of the record date, 470,454,442 shares of Common Stock and 10,885,398 shares of Series A ESOP Convertible Preferred Stock were issued and outstanding. Owners of Common Stock are entitled to one vote for each share held and owners of Series A ESOP Convertible Preferred Stock are entitled to 5.2 votes for each share held. There are, therefore, a total of 527,058,511 votes entitled to be cast at the meeting. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast.

How many votes are needed for matters to be adopted at the meeting? Directors are elected by a plurality of the votes cast. Because ten directors are being elected, this means that the ten nominees who receive the highest number of votes will be elected. Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum. If a shareowner abstains from voting on a particular matter, or if a broker is not allowed under stock exchange rules to vote shares for which a client has not given voting instructions, the effect will be the same as a vote against the matter.

Is cumulative voting for the election of directors permitted? Yes. Each owner of Common Stock is entitled to a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected. Each owner of Series A ESOP Convertible Preferred Stock is entitled to a number of votes equal to 5.2 times the number of shares of Series A ESOP Convertible Preferred Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed among any two or more nominees, in the discretion of the shareowner. Cumulative voting rights can be exercised only by submission of a written proxy or voting instruction. If no instruction is given, the votes will be distributed by the proxy holders equally among the Board’s nominees.

Who can attend the Annual Meeting and how do I get a ticket? All shareowners of record on February 11, 2003 or their authorized proxies may attend. Since seating is limited, we ask that you request a ticket in advance to attend. If your shares are registered in your name on the records of EquiServe, or if you are a UTC savings plan participant, you can request a ticket by sending an e-mail request to the Corporate Secretary at corpsec@corphq.utc.com or by returning the Reservation Card provided with your mailed annual meeting materials. If you forget to bring your ticket, you will be admitted to the meeting only if you are a shareowner of record or UTC savings plan participant as of February 11, 2003 and bring proof of ownership and identification. If your shares are held through a broker, bank or nominee, and you would like to attend, you may request a ticket by writing to the Corporate Secretary and including a copy of your brokerage account statement or a legal proxy from your broker, bank or nominee, in either case showing your ownership of shares as of the record date.

Who will count the vote? Is my vote confidential? Representatives of EquiServe will receive and tabulate proxies, act as Inspectors of Election, supervise the voting and decide the validity of proxies. EquiServe has been instructed that the vote of any shareowner must be kept confidential and must not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Can I revoke my proxy? Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary that you are revoking your proxy; by following the procedures provided for revoking your proxy when voting by telephone or via the Internet; by submitting a new proxy with a later date; or by voting in person at the meeting.

How are shares held by the UTC employee savings plans voted? Participants in the UTC Common Stock Fund under the UTC Employee Savings Plan or in the UTC Employee Stock Ownership Plan may direct the voting of shares by the savings plan trustee by returning a voting instruction card or by providing voting instructions by telephone or via the Internet. If you do not provide voting instructions or if your instructions are incomplete or unclear, the trustee will vote your shares with the plurality of shares for which voting instructions have been received. The trustee will also vote unallocated UTC stock in the ESOP Fund with the plurality of instructed shares.

How will voting on any other business be conducted? Although we do not know of any business to be conducted at the meeting other than the matters described in this Proxy Statement, duly signed proxy cards and voting instructions submitted by telephone or via the Internet authorize the proxy holders to vote on any other matters, if they arise, in accordance with their best judgment.

When are shareowner proposals for the 2004 Annual Meeting due? Any shareowner who wishes to have a shareowner proposal included in the Corporation’s proxy statement for the 2004 Annual Meeting must submit the proposal in writing to the Corporate Secretary for receipt by October 24, 2003. A shareowner who wishes to introduce a proposal to be voted on at the Corporation’s 2004 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 11, 2003 and no later than January 12, 2004, and must provide the information specified by the Bylaws.

How are proxies solicited and how much did this proxy solicitation cost? Proxies will be solicited on behalf of the Board of Directors by mail, by e-mail, in person and by telephone. The Corporation will bear the cost of soliciting proxies and reimburse brokers and other nominees for reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Shareholder Communications Inc. will assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $12,000, plus out-of-pocket expenses.

How can I obtain electronic access to the proxy materials, instead of receiving mailed copies? If your shares are registered in your name on the records of EquiServe, you may contact EquiServe at www.econsent.com/utx to sign up to receive electronic access to the materials rather than receiving mailed copies. These shareowners will receive e-mail notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a UTC website and instructions on how to vote their shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if received two weeks prior to the record date for that meeting, and remain in effect for subsequent years, unless you cancel it two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to request electronic access to their proxy materials by contacting their broker, bank or nominee, or by contacting ADP Investor Communication Services at www.utc.com/investor/econsent/ics.htm.

How can I reduce the number of copies of proxy materials sent to my household? In accordance with a notice sent to eligible beneficial shareowners who share a single address, only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee received contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, he or she may contact the Corporate Secretary at 860-728-7870 or at United Technologies Corporation, One Financial Plaza, Hartford, CT 06103. Eligible registered shareowners receiving multiple copies of these documents can request householding by contacting UTC in the same manner. If you hold your shares through a bank, broker or nominee, you can request householding by contacting the nominee.

Who are the largest shareowners? As of December 31, 2002, based on filings with the SEC, the Corporation was not aware that there were any beneficial owners holding more than five percent of either the outstanding shares of Common Stock or the Series A ESOP Convertible Preferred Stock. While Bankers Trust Company holds all of the shares of Series A ESOP Convertible Preferred Stock as trustee for employees who participate in the Corporation’s Employee Stock Ownership Plan, Bankers Trust Company disclaims beneficial ownership of those shares.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Item 1.    Election of Directors. The entire Board of Directors is elected annually by the shareowners at the Annual Meeting. The Board has selected ten nominees based upon the recommendation of its Committee on Nominations and Governance, which evaluates candidates based upon their ability, integrity, experience in international business and awareness of the appropriate role of the corporation in society. Each nominee is currently serving as a director of the Corporation and was elected a director at the 2002 Annual Meeting. The Board has affirmatively determined that each of the nominees, other than Messrs. David and Page, is independent and has no material relationship with the Corporation that may interfere with their exercise of independent judgment.

If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the Board may either select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Sanford I. Weill has decided not to stand for re-election to the Board. The Corporation expresses its utmost appreciation to Mr. Weill for his dedicated service as a Director.

The Board of Directors recommends that you vote FOR each of the nominees.

Item 2.    Appointment of Independent Auditors. The Audit Committee and the Board of Directors have nominated PricewaterhouseCoopers LLP to serve as Independent Auditors for the Corporation until the next Annual Meeting in 2004. PricewaterhouseCoopers LLP provided audit and other services during 2002 and 2001 for fees totaling $28.3 million and $34.9 million, respectively. This included the following fees:

Audit Fees: $10.5 million and $9.5 million, respectively, for the annual audit of the Corporation’s consolidated financial statements and review of interim financial statements in the Corporation’s Reports on Form 10-Q;

Financial Information Systems Design and Implementation Fees: $1.7 million and $6.3 million, respectively; and

All Other Fees: $16.1 million and $19.1 million, respectively. This includes (1) audit related fees of $2.1 million and $5.4 million, respectively, primarily for due diligence related to mergers and acquisitions and employee benefit plan audits, and (2) tax fees of $12.9 million and $11.4 million, respectively, for tax compliance, tax consulting and tax planning.

The Corporation’s policy is that all fees for services provided by the Corporation’s independent auditors must be approved in advance by the Audit Committee or entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided the Audit Committee is informed of each service. The Audit Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining their independence. The Board has determined that, starting in 2003, fees paid to the independent auditors for non-audit services in any year will not exceed the fees paid for audit services during the year. Permissible non-audit services will be limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners.

The Board of Directors recommends that you vote FOR appointment of PricewaterhouseCoopers LLP as Independent Auditors for the Corporation.

Items 3-5.    Shareowner Proposals. Three shareowner proposals and the responses of the Board of Directors are included beginning on page 16.

The Board of Directors recommends that you vote AGAINST each of the shareowner proposals for the reasons given on pages 16 through 19.

The Board of Directors is not aware of any other business matters to be presented for action at the Annual Meeting. However, in the event that any other matter properly comes before the meeting, the shareowners present at the meeting and the proxy holders, acting in their discretion, will have an opportunity to vote on the item.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Nominees. The following are brief biographical sketches for each person nominated for election to the Board of Directors:

GEORGE DAVID, Chairman and Chief Executive Officer, United Technologies Corporation. Mr. David was elected Chief Executive Officer in 1994 and Chairman in 1997. He has also served as the Corporation’s President since January 2002, and previously held that position from 1992 to 1999. Mr. David is a member of the Board of Directors of Citigroup Inc. and the Board of Trustees of The Carnegie Hall Corporation, Inc. He is also a board member of the Institute for International Economics and the National Academy Foundation, and a member of The Business Council and The Business Roundtable. Mr. David was awarded the Order of Friendship from the Russian Federation in 1999. He is 60 and has been a director of the Corporation since 1992.

JEAN-PIERRE GARNIER, Ph.D., has served as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc (pharmaceuticals) since 2000. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. He served as Chairman, Pharmaceuticals, SmithKline Beecham plc from 1994 to 1995. Dr. Garnier is a director of the Eisenhower Exchange Fellowships. Dr. Garnier is 55 and has been a director of the Corporation since 1997.

JAMIE S. GORELICK has served as Vice Chair of Fannie Mae, a New York Stock Exchange company and the nation’s largest source of financing for home mortgages, since 1997. Ms. Gorelick has announced that she will be retiring in July 2003 from her position as Vice Chair of Fannie Mae. From 1994 to 1997 Ms. Gorelick was Deputy Attorney General of the United States. In addition to serving on the Board of Fannie Mae and the Fannie Mae Foundation, Ms. Gorelick serves on the Harvard Board of Overseers and the Boards of Schlumberger Ltd., America’s Promise, the Carnegie Endowment for International Peace, the John D. and Catherine T. MacArthur Foundation, and the Washington Legal Clinic for the Homeless, as well as other civic organizations. She is a member of the National Commission on Terrorist Attacks Upon the United States, the Central Intelligence Agency’s National Security Advisory Panel, and the Council on Foreign Relations. She is 52 and has been a director of the Corporation since 2000.

CHARLES R. LEE is Non-Executive Chairman of the Board of Directors of Verizon Communications (telecommunications). Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon Communications from June 2000 to March 2002. Prior to the merger of GTE Corporation and Bell Atlantic Corporation to form Verizon Communications, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is also a director of United States Steel Corporation, Marathon Oil Corporation and The Proctor & Gamble Company. He is a member of the President’s National Security Telecommunications Advisory Committee and the Advisory Committee to the President’s Commission on Critical Infrastructure Protection. Mr. Lee is also a member of the New American Realities Committee of the National Policy Association and is a Trustee Emeritus and Presidential Councilor of Cornell University. He serves on the Board of Directors of the Stamford Hospital Foundation and the New American Schools Development Corporation. He is a member of The Business Council and the Financial Executives Institute. Mr. Lee is 63 and has been a director of United Technologies Corporation since 1994.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from 1992 until 1998. He is also a director of United Airlines, Wells Fargo and Company and HealthTrio Inc. In addition, he is Immediate Past Chairman of the International Chamber of Commerce, Vice Chairman of the United States Council for International Business, a director of Creighton University and a trustee of the Denver Art Museum. Mr. McCormick is 62 and has been a director of the Corporation since 1999.

STEPHEN F. PAGE has served as Vice Chairman of the Corporation since April 2002 and as Chief Financial Officer since September 2002. Mr. Page served as Executive Vice President, United Technologies Corporation and President and Chief Executive Officer, Otis from 1997 to 2002, and as Executive Vice President and Chief Financial Officer, United Technologies Corporation from 1993 to 1997. Mr. Page is a regent of Loyola Marymount University and Chairman of the Board of INROADS for Greater Hartford. He also is a director of Liberty Mutual Company, Inc. and Olin Corporation. Mr. Page is 63 and has been a director of the Corporation since 2002.

FRANK P. POPOFF is the Retired Chairman and Chief Executive Officer of The Dow Chemical Company, Midland, Michigan. Mr. Popoff served as Chairman of The Dow Chemical Company from 1992 to 2000 and as its Chief Executive Officer from 1987 to 1995. Mr. Popoff is also a director of American Express Company, Qwest Communications International Inc., Chemical Financial Corporation, Shin-Etsu Chemical Co. Ltd. and Michigan Molecular Institute. He is a past chairman of the Chemical Manufacturers Association and a founder of The Business Council for Sustainable Development. He is also a member of The Business Council, the American Chemical Society and Director Emeritus of The Dow Chemical Company and the Indiana University Foundation. Mr. Popoff is 67 and has been a director of the Corporation since 1996.

H. PATRICK SWYGERT has served as President of Howard University since 1995. Mr. Swygert served as President of the State University of New York at Albany from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the boards of directors of Fannie Mae and Hartford Financial Services Group Inc. Mr. Swygert is Chairman of the Historically Black Colleges and Universities Capital Financing Program Advisory Board, a member of the Brown v. Board of Education U.S. Commemoration Commission, and a member of the National Security Agency Advisory Board. Mr. Swygert is 59 and has been a director of the Corporation since 2001.

ANDRÉ VILLENEUVE served as Executive Chairman of Instinet Corporation from 1999 until his retirement in 2002. Instinet Corporation is an international electronic agency stockbroker based in New York, NY, and an independently managed subsidiary of Reuters Holdings PLC, London, England (worldwide news information and services business). He was Chairman of Promethee, a French research institute, from 1998 to 2002, and currently is a director of Aviva (formerly CGNU) and a member of the board of EuroArbitrage. Mr. Villeneuve is 58 and has been a director of the Corporation since 1997.

H. A. WAGNER has served as Chairman (non-executive) of Agere Systems Inc. (communications components) since 2001. Mr. Wagner served as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. from 1992 to 2000 and as its Chairman, President and Chief Executive Officer from 1992 to 1998. He is a director of CIGNA Corporation, PACCAR Inc., and Maersk, Inc. Mr. Wagner also serves on the Business Advisory Council of A. P. Moller, Inc., the Board of Trustees of Lehigh University, the board and executive committees of the Eisenhower Exchange Fellowships, and is chairman of the board of the Dorothy Rider Pool Healthcare Trust. He is a member of The Business Roundtable and the KidsPeace®National Council for Kids. Mr. Wagner is 67 and has been a director of the Corporation since 1994.

The Board met eight times during 2002 with an average attendance of 97%. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which he or she served. The non-management directors meet in regularly scheduled executive sessions and have selected Mr. Wagner to preside at executive sessions.

Committees of the Board. The Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development and the Public Issues Review Committee are each composed solely of independent directors determined by the Board to have no material relationship with the Corporation that may interfere with their exercise of independent judgment.

The Audit Committee assists the Board in its oversight of the integrity of the Corporation’s financial statements and the qualifications and independence of the independent auditors. The Committee also nominates an accounting firm to serve as independent auditors. A copy of the revised Charter of the Audit Committee adopted by the Board in February 2003 is attached as an Appendix to this Proxy Statement. During 2002, the Committee held six meetings and Directors Gorelick, McCormick, Popoff (Chairman), Villeneuve and Wagner were members of the Committee. The Board has determined that all Committee members are independent, in accordance with the current listing standards of the New York Stock Exchange. The directors who serve on the Audit Committee were selected based on the Board’s determination that they are fully qualified to carry out the functions of that Committee. The Board believes the strong leadership, financial sophistication and expertise of the members provide for active oversight by the Committee. In addition, the Committee has the authority to retain independent accountants or other advisors whenever it deems appropriate.

The Committee on Nominations and Governance determines criteria for service as a director, reviews candidates, recommends appropriate governance practices and recommends appropriate compensation for directors. The Committee considers nominees recommended to it in writing by shareowners. During 2002, the Committee held four meetings and Directors Garnier, Lee, McCormick (Chairman), Swygert, Wagner and Weill were members of the Committee.

The Committee on Compensation and Executive Development approves compensation actions for senior executives, including long-term incentive awards; administers incentive compensation, long-term incentive and other compensation plans of the Corporation; and reviews management development policies and programs. During 2002, the Committee held four meetings and Directors Garnier, Lee, McCormick, Popoff and Wagner (Chairman) were members of the Committee.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of the Corporation and major financial strategies and transactions. During 2002, the Committee held four meetings and Directors David, Gorelick, Lee (Chairman), Page, Popoff, Swygert, Villeneuve and Weill were members of the Committee.

The Public Issues Review Committee reviews the Corporation’s contributions program, political action committees, and its response to public issues such as equal employment opportunity, the environment and safety in the workplace. During 2002, the Committee held four meetings and Directors Garnier (Chairman), Gorelick, Swygert, Villeneuve and Weill were members of the Committee.

Compensation of Directors. Nonemployee directors are paid an annual retainer of $100,000 ($110,000 for committee chairs, $125,000 for Audit Committee members, and $135,000 for the Audit Committee Chair and the director designated to preside at executive sessions of the non-management directors), which they may elect to receive in one of the following forms: (a) 60% in deferred stock units issued under the Directors Deferred Stock Unit Plan and 40% in cash; (b) 100% in deferred stock units; (c) 60% in non-qualified options to purchase Common Stock and 40% in cash; or (d) 100% in non-qualified options to purchase Common Stock. Each stock unit has a value equal to one share of Common Stock. Following termination of a director’s service, the value of the accumulated units is paid in cash as a lump sum or in installments, at the election of the director. Each stock unit balance is credited with additional stock units equivalent in value to the dividend paid on the corresponding number of shares of Common Stock. Each year on the date of the annual meeting, nonemployee directors also receive a grant of 4,000 stock options.

All nonemployee director stock options are issued under the Nonemployee Director Stock Option Plan. Options issued in connection with directors’ retainers are valued at issuance using the Black-Scholes option valuation model. All director options have an exercise price equal to the closing price of Common Stock on the date of issuance, become exercisable after three years, and have a ten-year term.

Each nonemployee director receives a one-time grant of restricted stock units valued at $100,000, based on the closing price of Common Stock, on the date of election to the Board. Dividend equivalents are credited on the units. The units vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. If a director leaves the Board before all of the units vest, the non-vested units will be forfeited, except that, in the event of death or disability, a change in control of the Corporation, or if a director retires or resigns to accept full-time employment in public or charitable service, all units not previously vested will vest immediately. At retirement, the director may elect to receive the value of the units in cash or shares of Common Stock.

The Corporation maintains a Directors’ Charitable Gift Program for directors elected prior to 2003, funded by life insurance on the lives of the participating directors. Under this program, the Corporation will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations paid by the Corporation are expected to be deductible from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to the Corporation.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of February 1, 2003, the UTC equity securities beneficially owned by each current director and each of the five executive officers named in the Summary Compensation Table on page 12 (the “Named Executive Officers”) and all of the directors and executive officers as a group. As of February 1, 2003, each of the directors and executive officers beneficially owned (including rights to acquire beneficial ownership of shares upon the exercise of stock options exercisable within 60 days) less than 1% of the Corporation’s Common Stock and less than 1% of the Series A Convertible ESOP Preferred Stock, except that Mr. David’s beneficial ownership, calculated in the same manner, was approximately 1% of the Corporation’s Common Stock. Calculated in this manner, the directors and executive officers as a group beneficially owned approximately 2% of the Common Stock and less than 1% of the Series A Convertible ESOP Preferred Stock.

Name	Class of Securities	Shares Beneficially Owned(1)
George David	Common	5,088,566
	ESOP Preferred	1,069
Jean-Pierre Garnier	Common(2)	15,200
Jamie S. Gorelick	Common(2)	3,800
Charles R. Lee	Common(2)	28,900
Richard D. McCormick	Common(2)	17,000
Stephen F. Page	Common	870,949
	ESOP Preferred	464
Frank P. Popoff	Common(2)	16,000
H. Patrick Swygert	Common	0
André Villeneuve	Common(2)	10,400
H. A. Wagner	Common(2)	23,412
Sanford I. Weill	Common(2)	10,400
Louis Chênevert	Common	303,651
	ESOP Preferred	182
Ari Bousbib	Common	290,793
	ESOP Preferred	138
Ronald F. McKenna	Common	156,450
	ESOP Preferred	19
Directors & Executive Officers as a Group (27)	Common	8,986,166
	ESOP Preferred	8,978

(1)	Included in the number of shares beneficially owned by Messrs. David, Page, Chênevert, Bousbib and McKenna and all directors and executive officers as a group are 4,535,000; 800,000; 293,000; 260,000; 121,894 and 8,013,294 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of employee stock options; 505,034; 39,565; 9,162; 9,945; 30,386; and 733,443 shares, respectively, as to which such persons have sole voting and investment power; and 48,532; 31,384; 1,489; 20,848; 4,169 and 243,726 shares, respectively, as to which such persons have sole voting but no investment power. Each person and group shown as beneficially owning shares of ESOP Preferred Stock has sole voting and sole investment power as to such shares.

(2)	Each of the following directors has sole voting power but no investment power with respect to the following shares of restricted Common Stock:

Jean-Pierre Garnier	3,200
Jamie S. Gorelick	2,000
Charles R. Lee	4,000
Richard D. McCormick	1,600

Frank P. Popoff	4,000
André Villeneuve	2,400
H. A. Wagner	4,000
Sanford I. Weill	400

Ms. Gorelick and Messrs. Lee, McCormick, Popoff, Wagner and Weill have sole voting and investment power with respect to the balance of their holdings of Common Stock.

(3)	In addition to shares shown as beneficially owned at February 1, 2003, nonemployee directors held the following amounts of vested, non-voting deferred stock units acquired under the Directors’ Deferred Stock Unit Plan. Each unit is valued by reference to one share of Common Stock.

Jean-Pierre Garnier	10,737
Jamie S. Gorelick	3,193
Charles R. Lee	12,058
Richard D. McCormick	8,333
Frank P. Popoff	12,312

H. Patrick Swygert	3,846
André Villeneuve	8,317
H. A. Wagner	11,194
Sanford I. Weill	4,426

Mr. Swygert also holds 1,397 non-voting restricted stock units granted under the Directors’ Restricted Stock Unit Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of the Corporation’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Corporation’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates the Corporation’s independent auditors for appointment by the Shareowners, and evaluates the qualifications and performance of the Corporation’s internal auditors, and the independence, qualifications and performance of the Corporation’s independent auditors.

The Committee has reviewed and discussed with management and the Corporation’s independent auditors the Corporation’s audited financial statements as of and for the year ended December 31, 2002. The Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examination, the evaluation of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. The Committee has discussed with the Corporation’s independent auditors the matters required by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended, and also the auditors’ independence from the Corporation and its management, including the written disclosures and letter from the Corporation’s independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

The Corporation’s independent auditors represented to the Committee that the Corporation’s audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission (“SEC”). The Committee has recommended to the Board that PricewaterhouseCoopers LLP be nominated for appointment by the Shareowners as the Corporation’s independent auditors for 2003.

AUDIT COMMITTEE

Frank P. Popoff, Chairman	André Villeneuve
Jamie S. Gorelick	H. A. Wagner
Richard D. McCormick

REPORT OF THE COMMITTEE ON

COMPENSATION AND EXECUTIVE DEVELOPMENT

The Corporation’s executive compensation program facilitates the recruitment and retention of leaders and the alignment of management and shareowner interests. The program emphasizes long-term, at risk and variable compensation. Key components of the program include base salary and bonus, stock options, dividend equivalents and other elements set forth in the Summary Compensation Table on page 12. Performance based executive compensation, such as bonuses and stock options, is not subject to the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

Compensation data from a group of 36 peer companies establish the market norms for the program. The Committee targets base salary and incentive compensation at approximately the median of this peer group and long-term incentive awards slightly above the median. Actual values vary with individual and corporate performance.

Annual bonuses are determined by financial objectives and assessments of individual performance. The Corporate Office 2002 objectives were earnings per share growth and available cash flow as a percentage of net income. Business unit objectives were growth in operating income and available cash flow as a percentage of net income. Success against these objectives and overall assessed performance determine the amount of bonus pools that are established separately for the Corporate Office and each of the business units. The Committee determines individual award amounts for the most senior officers. Bonuses for the five Named Executive Officers collectively may not exceed .75% of the Corporation’s adjusted net income, with no more than 30% of this amount awarded to the CEO and a maximum of 17.5% to each of the four other Named Executive Officers.

2002 Long Term Incentive Plan awards consisted of non-qualified stock options, dividend equivalents (“DEs”) and restricted stock. Stock options are priced at market on the date of grant, vest after three years and remain exercisable for seven years. DEs are granted in tandem with stock options and vest subject to achievement of financial performance targets. A DE is the right to receive payments equal to the common stock dividend for up to seven years or until the associated stock option is exercised.

Compensation actions affecting the CEO are based on the Committee’s overall assessment of corporate and individual performance. The Committee also reviews data from the compensation peer group. Specific quantitative formulas are not used. Mr. David’s bonus for 2002 and his stock option and dividend equivalent award reflect a favorable assessment of his and the Corporation’s performance in 2002. His base salary and bonus are at the median of CEOs of the compensation peer group. Mr. David was granted 350,000 stock options and associated DEs for 2002.

UTC performed well in a weak economic environment worldwide and with unusually adverse conditions in commercial aerospace and commercial real estate markets. Reported diluted earnings per share increased 15% for the year. Earnings have increased at a compound rate of 20.5% annually since 1993. Free cash flow increased 4% to $2.3 billion net of a $500 million pension plan cash contribution and was 101% of net income. This enabled the Corporation to complete $424 million in acquisitions and to repurchase $700 million of its shares while maintaining a debt-to-capital ratio (at 37%) constant with 2001.

Although UTC’s Total Shareholder Return (“TSR”) was slightly negative at –3%, it was 12 percentage points favorable to the TSR for the Dow Jones Industrials and 19 points favorable to the S&P 500. Over the last five years, UTC’s annual TSR has averaged 13%, compared with 3% for the Dow Jones Industrials and –1% for the S&P 500.

Pratt & Whitney won the prestigious Collier Trophy for its leadership in developing the integrated lift fan propulsion system for the Joint Strike Fighter. This was a further milestone for Pratt’s exceptionally successful F-119 engine powering both the JSF and the F-22 where the company is the sole source for development and initial production. There were notable wins on the Airbus A380 aircraft including about half of the engines ordered to date and sole source placements for the environmental control and horizontal stabilizer flight control systems. Sikorsky’s new S-92 helicopter was certified by the FAA in December including being cited for exceptional advances in helicopter flight safety. Carrier Corporation was selected by Sears as its sole supplier nationwide of residential air conditioning systems, displacing a primary competitor. Finally, Nissan selected UTC Fuel Cells to provide the cell stacks for its X-Trail development vehicles and the companies are collaborating on other potential fuel cell developments.

Mr. David was named 2002 CEO of the Year by IndustryWeek magazine which notably cited the Corporation’s governance and corporate responsibility record and values. Institutional Shareholder Services and Governance Metrics International also rated UTC’s governance practices and record favorably.

COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

H. A. Wagner, Chairman	Richard D. McCormick
Jean-Pierre Garnier Charles R. Lee	Frank P. Popoff

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following tables summarize the compensation earned by the CEO and the other four most highly compensated executive officers for services performed in all capacities during the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonus($) (1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)		Securities Underlying Options (#)	All Other Compensation ($) (4)
George David Chairman and Chief Executive Officer	2002 2001 2000	$1,200,000 $1,200,000 $1,200,000	$2,400,000 $1,800,000 $2,400,000	$214,352 $82,546 $87,985	$0 $0 $499,375	(5)	350,000 300,000 325,000	$70,403 $52,571 $48,119

Stephen F. Page Vice Chairman & Chief Financial Officer	2002 2001 2000	$668,333 $640,000 $627,500	$1,250,000 $850,000 $700,000	$111,614 $59,842 $68,248	$1,875,000 $0 $0	(5)	90,000 78,000 90,000	$37,243 $39,620 $53,520

Louis Chênevert President, Pratt & Whitney	2002 2001 2000	$500,000 $500,000 $463,333	$525,000 $475,000 $550,000	$56,212 $53,286 $44,581	$0 $0 $0		85,000 272,000 75,000	$37,730 $35,520 $34,660

Ari Bousbib President, Otis Elevator	2002 2001 2000	$430,000 $430,000 $377,500	$575,000 $475,000 $500,000	$49,544 $50,013 $41,952	$750,000 $1,505,000 $0	(5) (5)	70,000 254,000 40,000	$31,425 $28,105 $28,105

Ronald F. McKenna President, Hamilton Sundstrand	2002 2001 2000	$465,000 $462,500 $463,656	$500,000 $350,000 $375,000	$106,078 $106,208 $119,656	$0 $0 $0		70,000 154,000 60,000	$523,141 $451,271 $256,317

(1)	Incentive compensation shown in the Bonus column for the Named Executive Officers was paid under the Annual Incentive Compensation Plan, which is discussed in the Report of the Committee on Compensation and Executive Development on page 11.
(2)	The amounts shown in this column for 2002 include: $160,049 and $54,394 for personal use of corporate aircraft for security reasons for Messrs. David and Page respectively; perquisite allowances for each of Messrs. David, Page, Chênevert, Bousbib and McKenna of $46,466, $38,035, $40,744, $34,042 and $54,036, respectively; and leased vehicle payments for each of Messrs. David, Page, Chênevert, Bousbib and McKenna of $7,837, $19,109, $6,199, $13,832 and $2,100, respectively.
(3)	At the close of business on December 31, 2002, the following Named Executive Officers held total non-vested restricted shares as follows: Mr. Page: 25,000 shares valued at $1,548,500; and Mr. Bousbib: 30,000 shares valued at $1,858,200. The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 2002 by the number of restricted shares held. Regular quarterly dividends are paid on all shares of restricted stock.

(4)	For 2002, consisted of employer matching contributions in the Employee Savings Plan of $7,200 each, for Messrs. David, Page, Chênevert and Bousbib, and $2,400 for Mr. McKenna; $462,036 of preferential earnings credited to Mr. McKenna under deferred compensation arrangements of the former Sundstrand Corporation; and life insurance premium payments by the Corporation of $63,203, $30,043, $30,530, $24,225 and $58,705, respectively, for Messrs. David, Page, Chênevert, Bousbib and McKenna.
(5)	Consists of grants of 10,000 shares of time-based restricted stock to Mr. David, 25,000 shares of time-based restricted stock to Mr. Page and 30,000 shares of time-based restricted stock to Mr. Bousbib, valued at the market price of Common Stock as of the date of grant. Mr. David’s shares vested on March 14, 2002, Mr. Page’s shares are scheduled to vest on April 10, 2004, and Mr. Bousbib’s shares are scheduled to vest, 10,000 each, on January 1, 2003, April 10, 2004 and January 1, 2005.

Option Grants in the Last Fiscal Year

	Individual Grants (1)
Name	Number of Shares Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
G. David	350,000(3)	3.5%	$64.34	1/1/2012	$8,016,764
S. Page	90,000(3)	0.9%	$64.34	1/1/2012	$2,061,454
L. Chênevert	85,000(3)	0.8%	$64.34	1/1/2012	$1,946,928
A. Bousbib	70,000(3)	0.7%	$64.34	1/1/2012	$1,603,353
R. McKenna	70,000(3)	0.7%	$64.34	1/1/2012	$1,603,353

(1)	Under certain circumstances, including a change of control of the Corporation, the Board of Directors, under the terms of the Corporation’s Long-Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof, or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

(2)	The estimated values listed in this column are based on the Black-Scholes pricing model and a number of variables. The following assumptions are used in determining the estimated value of the grant: risk free interest rate of 4.4%, stock price volatility of 39.2%, dividend yield of 1.6% and holding period of five years. The estimated values are not intended as a forecast of the future appreciation in the price of the Common Stock. If the Common Stock does not increase in value above the exercise price of the stock options, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

(3)	These stock options were granted on January 2, 2002, and will vest and become exercisable on January 2, 2005. These stock options include an equal number of DEs, which will vest and be payable solely on the basis of achievement of previously established performance goals measured over the three-year vesting period.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired On Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised in-the-Money Options at Fiscal Year-End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
G. David	100,000	$5,850,000	4,210,000	975,000	$139,874,775	$0
S. Page	58,000	$3,744,749	710,000	258,000	$19,035,525	$0
L. Chênevert	10,000	$547,187	218,000	432,000	$2,910,970	$0
A. Bousbib	0	$0	220,000	364,000	$2,295,300	$0
R. McKenna	0	$0	61,894	284,000	$392,700	$0

(1)	The value reported is based either on the closing price of the Common Stock on the date of exercise or on December 31, 2002, as applicable, and is calculated by subtracting the exercise price per share from the applicable closing price.

Performance Graph

The following graph presents the cumulative total shareowner return for the five years ending December 31, 2002 for the Corporation’s Common Stock, as compared to the Standard & Poor’s 500 Stock Index and to the Dow Jones 30 Industrial Average. The Common Stock price is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and that the starting value of each index and the investment in the Corporation’s Common Stock was $100.00 on December 31, 1997.

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02
United Technologies	$100.00	$151.70	$183.60	$225.13	$187.40	$182.30
S&P 500	$100.00	$128.58	$155.63	$141.46	$124.65	$97.10
Dow Jones Industrials	$100.00	$118.16	$150.37	$143.37	$135.61	$115.26

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 with respect to shares of the Corporation’s Common Stock that may be issued under equity compensation plans:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	39,237,046(1)	$50.98	12,812,000 per year(2)
Equity compensation plans not approved by security holders	8,819,897(3)	$62.98	4,438,385 per year(4)
Total	48,056,943	$53.18	17,250,385 per year

(1)	Consists of options awarded under the Long-Term Incentive Plan (the “LTI Plan”) and the Nonemployee Director Stock Option Plan (the “Nonemployee Director Plan”). Options to be issued under the LTI Plan include options that resulted from the conversion of awards granted under equity compensation plans of the Sundstrand Corporation at the time it was merged into Hamilton Sundstrand Corporation.

(2)	The maximum number of shares of Common Stock that may be issued in 2003 in accordance with the following recurring annual limits: (i) Under the LTI Plan, the maximum number of shares with respect to which awards may be issued for any calendar year may not exceed 2% of the outstanding shares of Common Stock, plus Common Stock equivalents included in the calculation of earnings per share and Treasury shares, as reported in the Annual Report on Form 10-K of the Corporation for the preceding fiscal year; and (ii) Under the Nonemployee Director Plan, the number of stock options awarded annually may not exceed 4,000 for each nonemployee director. For 2002, 12,800,000 shares were available under these Plans, of which 6,111,900 shares of Common Stock were subject to awards.

(3)	Consists of options awarded under the Employee Stock Option Plan and the Board of Directors Deferred Stock Unit Plan (the “Deferred Stock Unit Plan”).

(4)	The maximum number of shares of Common Stock that may be awarded in 2003 under the Employee Stock Option Plan, the Deferred Stock Unit Plan and the UTC Employee Scholar Program. Recurring annual limits for each Plan are described in the following summaries: (i) The Employee Stock Option Plan. The Employee Stock Option Plan was adopted by the Board in 1997 to further align the interests of participating employees with those of shareowners. Under the Plan, key employees below the executive level are eligible to receive stock option awards. All options have an exercise price equal to the closing price of Common Stock on the date of issuance, become exercisable after three years and have a ten-year term. A maximum of 4 million stock options may be awarded annually under the Employee Stock Option Plan. (ii) The Deferred Stock Unit Plan. Nonemployee directors receive an annual retainer in cash and/or deferred stock units as described on page 8. A director may elect to receive stock options of equivalent value to the cash or deferred stock units otherwise provided under the Deferred Stock Unit Plan. (iii) The Employee Scholar Program. Eligible employees participating in the Employee Scholar Program receive shares of Common Stock having a value of up to $10,000 when they receive a bachelor’s degree. Recipients of an associate’s degree receive shares of Common Stock having a value of up to $5,000. A maximum of 400,000 shares of Common Stock may be awarded annually under the Employee Scholar Program. The number of shares awarded each year is based on the number of college degrees awarded under the Program. For 2002, 4,428,334 shares of Common Stock were available under these plans, of which 4,098,423 shares of Common Stock were subject to awards.

Section 16(a) Beneficial Ownership Reporting Compliance

The Corporation believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 2002 all of its officers and directors filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, except that there was an inadvertent failure to submit a timely report of R. R. Harkin’s acquisition of 59.126 deferred stock units as a result of the deferral of a portion of her salary.

Certain Transactions and Business Relationships

Citigroup Inc., of which Mr. Weill is Chairman and Chief Executive Officer, provides banking services to the Corporation. Salomon Smith Barney Holdings Inc., a subsidiary of Citigroup Inc., provides securities underwriting and financial advisory services to the Corporation, for which it receives customary compensation. The Corporation and its subsidiaries have had, and expect in the future to have, transactions in the ordinary course of business with companies for which certain of the nonemployee directors are officers or directors. In the past, the amounts involved have not been material in relation to the business of the Corporation and the Corporation believes that such amounts were not material in relation to the businesses of such other companies or the interests, if any, of the directors involved. Stephen F. Page’s son is employed by the Corporation’s Carrier subsidiary as Assistant Controller. A son-in-law of Ronald F. McKenna, President of the Corporation’s Hamilton Sundstrand subsidiary, is employed by Hamilton Sundstrand as Manager, Business Development & Strategic Planning. A brother of William L. Bucknall, Jr., Senior Vice President, Human Resources and Organization, is employed by the Corporation’s Sikorsky Aircraft subsidiary as Manager, Human Resources. The compensation and benefits provided to these individuals are consistent with those provided to other employees with equivalent qualifications and responsibilities at these subsidiaries.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the “Severance Plan”). The Committee on Compensation and Executive Development and the CEO have the authority to select the participants under the Severance Plan. As of December 31, 2002, 27 key executives, including the Named Executive Officers, were covered under the Severance Plan. The Severance Plan provides that in the event the participant’s employment with the Corporation terminates for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of the Corporation (as defined in the Severance Plan) the participant will receive: (i) a cash payment equal to three times the participant’s highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation’s Long-Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation’s pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to the extent necessary to preserve the level of benefits in the event of the imposition of excise taxes payable by a participant in respect of “excess parachute payments” under the Internal Revenue Code. In addition to the Severance Plan, 26 key executives, including the Named Executive Officers, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is

2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan, as described above.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40
$250,000	$70,400	$93,800	$104,800	$115,700	$127,200	$139,700
$500,000	$145,400	$193,800	$217,300	$240,700	$264,700	$289,700
$1,000,000	$295,400	$393,800	$442,300	$490,700	$539,700	$589,700
$1,500,000	$445,400	$593,800	$667,300	$740,700	$814,700	$889,700
$2,000,000	$595,400	$793,800	$892,300	$990,700	$1,089,700	$1,189,700
$2,500,000	$745,400	$993,800	$1,117,300	$1,240,700	$1,364,700	$1,489,700
$3,000,000	$895,400	$1,193,800	$1,342,300	$1,490,700	$1,639,700	$1,789,700
$3,500,000	$1,045,400	$1,393,800	$1,567,300	$1,740,700	$1,914,700	$2,089,700
$4,000,000	$1,195,400	$1,593,800	$1,792,300	$1,990,700	$2,189,700	$2,389,700
$4,500,000	$1,345,400	$1,793,800	$2,017,300	$2,240,700	$2,464,700	$2,689,700

The above table sets forth estimated annual benefits payable upon retirement at age 65 under the Corporation’s defined benefit pension plans. Compensation covered by the pension plans consists of total cash remuneration in the form of salaries, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the Long-Term Incentive Plan (shown in the Long-Term Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant’s social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives’ pension benefits are excluded from the Corporation’s tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum or annual installments. Benefits under the supplemental plan are generally not funded in advance except in the event of a change of control as defined by the plan. As of December 31, 2002, the Named Executive Officers had the following full years of credited service for determining benefits: G. David, 27 years; S. Page, 9 years; L. Chênevert, 9 years; A. Bousbib, 5 years; and R. McKenna, 33 years (which includes 30 years of service credited under pension plans of the former Sundstrand Corporation).

SHAREOWNER PROPOSALS

Shareowner Proposal Concerning Disclosure of Executive Compensation

Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, a holder of 200 shares of Common Stock, intends to introduce the following proposal at the Annual Meeting:

RESOLVED: “That the shareholders recommend that the Board take necessary steps that United Technologies specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors’ Statement in Opposition

Disclosure of executive compensation is governed by the Securities and Exchange Commission’s proxy disclosure rules. In accordance with these rules, the Corporation already discloses in each proxy statement information as to the base salary, incentive compensation and specified additional compensation received by the Chief Executive Officer and other four most highly compensated executive officers during the previous three fiscal years.

The proposal would require additional disclosure by the Corporation beyond that required of other companies, and could provide competitors with sensitive compensation information that might assist them in recruiting talented employees from the Corporation. The Board believes that any additional disclosure requirements with respect to executive compensation should apply to all publicly held companies, and should therefore be limited to disclosure requirements promulgated by the Securities and Exchange Commission.

The Board of Directors therefore believes disclosure in addition to that required by current law is not appropriate and recommends that Shareowners vote AGAINST this proposal concerning disclosure of executive compensation.

Shareowner Proposal Concerning Weaponization of Space

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, NJ 07961, beneficial owners of 52 shares of Common Stock; Sisters of St. Joseph, Mount Saint Joseph Convent, 9701 Germantown Avenue, Philadelphia, PA 19118, beneficial owners of 100 shares of Common Stock; Sisters of Mercy, Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, MI 48336-1405, beneficial owners of 4,400 shares of Common Stock; CHRISTUS Health, 2600 North Loop West, Houston, TX 77092, beneficial owners of 9,000 shares of Common Stock; the Sisters of Charity of Saint Vincent de Paul of New York, Mount St. Vincent-on-Hudson, 6301 Riverdale Avenue, Bronx, NY, beneficial owners of 2,000 shares of Common Stock; and the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, TX 77223-0979, beneficial owners of 700 shares of Common Stock, intend to introduce the following proposal at the Annual Meeting:

WHEREAS:

The United States military’s plans to develop technologies for waging war from space are intended to enhance our collective security. In light of the September 11, 2001 tragedy, we believe that these plans will not achieve that end.

The US Space Command’s “Vision for 2020” explicitly articulates these plans. Research for and deployment of a multi-tiered missile defense system is but a first step in this plan.

This Report, “serves as a vector for the evolution of military space strategy into the 21st century,” when “space power will . . . evolve into a separate and equal medium of warfare.” The Report also speaks of “dominating the space dimension of military operations to protect US interests and investment [estimated at $500 billion by 2010] . . . integrating space forces into warfighting capabilities across the full spectrum of conflict.”

The 2001 Rumsfeld “Space Commission Report” urges the President to “have the option to deploy weapons in space,” and recommends that the US work to shape the international political and legal environment to keep open the option of deploying weapons in space. Corporation representatives participated in this commission, and 75 commercial entities assisted with the development of the US Space Command’s Long Range Plan.

A Senate Armed Forces Committee member has stated that space weaponization is “a mistake of historic proportions” that would trigger an arms race in space.

In 2000, 163 nations supported the UN resolution, “Prevention of An Arms Race in Outer Space”, which reaffirmed The 1967 Outer Space Treaty, specifically its provision reserving space “for peaceful purposes.”

RESOLVED: Shareholders request the Board of Directors to provide a comprehensive report describing the various aspects of our Company’s involvement in space-based weaponization. The report would be made available to shareholders on request by October 2003 (withholding proprietary information and prepared at reasonable cost).

SUPPORTING STATEMENT

The proponents of this resolution believe that outer space is the common heritage of all and should be used for peaceful purposes and the well-being of all peoples and the cosmos. We believe that present space-based research and project development will lead to the weaponization of space and further contribute to the insecurity of governments worldwide. We believe that shareholders deserve company transparency about and accountability for involvement in research, development and promotion of weapons for space. The report could include the following:

—	Current value of outstanding contracts to develop components of the Space Command’s programs;
—	Amount of the company’s own money (versus government funding) spent on in-house research and development for the Space Command program;
—	The ethical and financial reasons for being involved in the Space Command program.

We urge shareholder support of this resolution.

The Board of Directors’ Statement in Opposition

The Corporation’s Pratt & Whitney Space Propulsion division produces rocket motors for a variety of commercial and military applications, including space exploration, launch vehicles, satellite applications and missile defense systems. Hamilton Sundstrand provides space suits and other systems for space exploration, and is developing space suits and other equipment for the International Space Station. UTC Fuel Cells has produced fuel cells for NASA missions beginning with the Apollo program and including NASA’s Space Transportation System (Space Shuttle).

In general, the Corporation’s work on military space programs is highly regulated by the U.S. Government. The Board of Directors believes that the executive and legislative branches of the U.S. Government are the proper forums to consider and determine public policy with respect to activities in space. The Corporation makes its research, development and production capabilities available under contracts with the U.S. Government and others only after any necessary approvals are granted by the Government.

The Corporation provides extensive reports to shareowners on significant matters affecting the Corporation, in accordance with reporting requirements established by the Securities and Exchange Commission. Information on space-related activities is included in these reports and other public statements by the Corporation. For these reasons, the Board of Directors does not believe a special report would be informative or beneficial.

The Board of Directors recommends that shareowners vote AGAINST this proposal.

Shareowner Proposal Concerning Senior Executive Severance Agreements

The AFL-CIO Reserve Fund, 815 Sixteenth Street N.W., Washington, D.C. 20006, beneficial owners of 300 shares of Common Stock, intends to introduce the following proposal at the Annual Meeting:

Resolved: That the shareholders of United Technologies Corporation (“UTC” or the “Company”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites, and consulting fees to be paid to the executive.

Supporting Statement

As of December 31, 2001, 25 Company executives participated in UTC’s Senior Executive Severance Plan. Under this plan, commonly known as a golden parachute, executives are entitled to the following severance following a change in control:

•	A cash payment equal to three times salary and bonus,
•	Accelerated vesting of stock options under the Long Term Incentive Plan,
•	Special supplemental retirement benefits of three years additional credited service,
•	Continuation of other fringe benefits for three years, and
•	A tax gross up payment for any excise taxes due.

Under this plan, senior executives are entitled to lucrative severance packages even if they voluntarily resign following a change in control. In the event of a change in control, we are concerned that the potential cost of this plan may reduce the value ultimately received by shareholders. Moreover, we believe that golden parachute payments may reward underperformance leading up to a change in control and are unnecessary given the high levels of executive compensation at our Company.

The Company also maintains supplemental executive retirement plans that provide nonqualified benefits for executives and other highly compensated employees in excess of limits set by Section 415 of the Internal Revenue Code. These unfunded plans are payable from the Company’s general assets and represent a significant pension liability. Because senior executives already participate in these plans and stand to receive substantial retirement income at Company expense, we believe any additional severance payments are redundant.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon. The California Public Employees Retirement System, the Council of Institutional Investors, and Institutional Shareholder Services generally favor requiring shareholder approval of these types of severance agreements.

For these reasons we urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement in Opposition

The Board of Directors’ Committee on Compensation and Executive Development, comprised exclusively of independent outside directors, assists the Board in its oversight of the Corporation’s executive compensation programs. These programs are designed to align management’s interests with those of shareowners, while assisting in the recruitment and retention of key executives.

The Board of Directors believes that the Corporation’s Senior Executive Severance Plan provides reasonable severance benefits upon termination of an executive’s employment following a change of control. This type of severance plan assists in retaining key executives during periods of transition and is an essential element of compensation packages required to recruit the talented executives sought by many major corporations.

The Board believes the uncertainty created by a shareowner approval requirement for all severance agreements would make it very difficult to provide timely offers of competitive compensation packages and would place the Corporation at a competitive disadvantage in recruiting senior executives.

The Board of Directors recommends that shareowners vote AGAINST this proposal.

William H. Trachsel

Senior Vice President, General Counsel

and Secretary

APPENDIX

Revised Charter of the Audit Committee of the Board of Directors

I.    PURPOSE

The Audit Committee (“Committee”) is appointed by the Board of Directors (“Board”) to assist the Board in fulfilling its oversight responsibilities relating to: the integrity of the Corporation’s financial statements; the independence, qualifications and performance of the Corporation’s internal and external auditors; the adequacy of processes to assure compliance with the Corporation’s policies and procedures, financial controls, Code of Ethics and applicable laws and regulations; and such other responsibilities as set forth herein. The Committee provides the opportunity for an open and candid dialog on these issues among the independent auditor, management, and the internal auditor.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Corporation’s annual proxy statement.

II.    COMPOSITION

The Committee shall be composed of not less than three directors appointed by the Board. The members of the Committee shall meet the independence and financial literacy requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). At least one member of the Committee shall have substantial financial expertise as determined by the Board. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

III.    MEETINGS

The Committee shall meet as frequently as it determines necessary. The Committee normally meets at least four times annually and additional meetings are scheduled as necessary to review quarterly financial results. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

IV.    RESPONSIBILITIES AND DUTIES

The Committee shall have the sole authority and responsibility annually to recommend to the Board the nomination of the independent auditor for approval by the shareowners. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

Except as otherwise permitted, the Committee shall pre-approve all auditing services and terms, and permitted non-audit services to be performed for the Corporation by its independent auditor. The Committee may form and delegate authority to a subcommittee to grant pre-approvals of audit and permitted non-audit services, and decisions of this subcommittee shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority to retain and compensate independent legal, accounting or other advisors, and shall obtain advice and assistance to the extent it deems necessary or appropriate.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

The Committee shall:

A.	Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Report on Form 10-K.

2.	Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements prior to the filing of its Report on Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements.

4.	Review and discuss on a timely basis with the independent auditors:

(a)	Critical accounting policies and practices used.

(b)	Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

(c)	Other material communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss generally with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

7.	Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

9.	Review during the Corporation’s CEO and CFO certification process for the Reports on Form 10-K and Form 10-Q any significant deficiencies in the design or operation of internal controls and any material weaknesses in internal controls.

B.	Oversight of the Corporation’s Relationship with the Independent Auditor

1.	Review and evaluate the lead partner of the independent auditor team.

2.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation. The Committee shall present the results of its review to the Board.

3.	Ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

4.	Establish policies for the Corporation’s hiring of employees or former employees of the independent auditor who participated in the audit of the Corporation.

5.	Discuss with the independent auditor issues reviewed with the auditor’s national office regarding auditing or accounting issues identified during the engagement.

6.	Meet with the independent auditor annually to discuss the planning and staffing of the audit.

C.	Oversight of the Corporation’s Internal Audit Function

1.	Review the appointment, performance and replacement of the senior internal auditing executive.

2.	Review the internal audit plan and significant findings from the internal auditing department.

3.	Discuss with the independent auditor and management the internal audit department responsibilities, audit plan, budget and staffing.

D.	Compliance Oversight Responsibilities

1.	Discuss any illegal acts discovered by the independent auditor during the course of its work and its conclusions with respect to such illegal acts.

2.	Obtain reports from management and the Corporation’s senior internal auditing executive regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics.

3.	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

5.	Discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to determine that the Corporation’s financial statements are complete and accurate or to determine that such statements are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation’s policies and procedures. These are the responsibility of management, the independent auditor or others retained by the Committee.

P R O X Y ð	Proxy Solicited on Behalf of the Board of Directors of the Corporation for Annual Meeting, April 9, 2003

The undersigned hereby appoints Charles R. Lee, Frank P. Popoff and H. A. Wagner, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 9, 2003 at 2:00 p.m., and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee under each of the United Technologies Corporation employee savings plans to vote, in person or by proxy, (i) the proportionate interest of the undersigned in the shares of Common Stock of United Technologies Corporation held by the Trustee under any such plan(s), and (ii) the proportionate interest of the undersigned in the shares of Series A ESOP Convertible Preferred Stock of United Technologies Corporation held by the Trustee under any such plan(s), in each case as described in the Proxy Statement. To withhold a vote for any individual, insert the nominee’s name (or the number provided below) in the blank provided in Item 1 on the reverse of this proxy card.

Election of Directors, Nominees:
01 George David 02 Jean-Pierre Garnier 03 Jamie S. Gorelick 04 Charles R. Lee 05 Richard D. McCormick	06 Stephen F. Page 07 Frank P. Popoff 08 H. Patrick Swygert 09 André Villeneuve 10 H. A. Wagner

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

SEE REVERSE SIDE

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Ù FOLD AND DETACH HERE Ù

United Technologies Corporation

Notice Of

Annual Meeting of Shareowners

Wednesday, April 9, 2003

2:00 p.m.

Lefrak Theater at the

American Museum of Natural History

Central Park West at 79th Street

New York, New York

(Please use the entrance on West 77th Street between Central Park West and Columbus Avenue)

X	Please mark your votes as in the example.	1787

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR proposal 2 and AGAINST proposals 3, 4, and 5, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.

FOR WITHHELD	FOR AGAINST ABSTAIN	FOR AGAINST ABSTAIN

1. Election of Directors. (see reverse) Vote for nominees except:	2. Appointment of Independent Auditors

3. Shareowner Proposal

    Concerning Executive

    Compensation

4. Shareowner Proposal

    Concerning Weapon-

    ization of Space

5. Shareowner Proposal

    Concerning Senior Executive

    Severance Agreements

The Board of Directors recommends a vote

AGAINST proposals 3, 4, and 5.

The Board of Directors recommends a vote FOR the election of directors.	The Board of Directors recommends a vote FOR proposal 2.

SIGNATURE (S)                                                               Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

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Ù FOLD AND DETACH HERE Ù

VOTER CONTROL NUMBER:

VOTE BY MAIL, TELEPHONE OR VIA THE INTERNET

You may return your Proxy Card by mail, or you may use the telephone or Internet to vote your shares at any time, 24 hours a day, 7 days a week, by using the voter control number indicated above.

TO VOTE BY MAIL:	TO VOTE BY TELEPHONE:	TO VOTE VIA THE INTERNET:
Return your signed, dated proxy in the envelope provided.	From the U.S. or Canada, using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683)	http://www.eproxyvote.com/utx

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the Proxy Card. If you choose to vote your shares electronically, there is no need for you to mail back your Proxy Card. Please note that if you wish to attend the Annual Meeting you must still return your white or blue Ticket Request Card.

ONLINE ACCESS TO PROXY MATERIALS. Shareowners of record may sign up at the following website for online access to future annual reports and proxy materials, rather than receiving mailed copies: http://www.econsent.com/utx

THE DIRECT REGISTRATION SYSTEM offers shareowners the ability to register their shares in “book entry” form without having a physical certificate issued. For information, call UTC’s Shareholder Direct information line at 1-800-881-1914.

UTC’S SHAREOWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN provides eligible holders of the Corporation’s Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Shareowners should carefully review the Plan Prospectus before investing. For a Plan Prospectus contact EquiServe at 1-800-519-3111.

FOR COMPANY INFORMATION call our 24-hour-a-day toll-free Shareholder Direct information line, which provides recorded summaries of UTC’s quarterly earnings information and other company news. Callers also may request copies of quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Form 10-K. To access the service, dial 1-800-881-1914. Additional information about UTC can be found at: http://www.utc.com